Exhibit 5.1


                                                    June 2, 1995



CNS, Inc.
1250 Park Road
Chanhassen, MN   55317-9260

         Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-3 filed by CNS, Inc. (the "Company") with the Securities and Exchange Commission on June 2, 1995 relating to a public offering of 100,000 shares of Common Stock, $.01 par value, to be offered by the Selling Shareholders, please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

         1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

         2. The 100,000 shares of Common Stock being offered by the Selling Shareholders are duly authorized and, when issued to the Selling Shareholders upon exercise of the Warrant in accordance with its terms, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

                                                 Very truly yours,



                                                 LINDQUIST & VENNUM P.L.L.P.